EXHIBIT INDEX


Exhibit (p)(1)      Directors' Power of Attorney dated April 19, 1999

Exhibit (p)(2)      Officers' Power of Attorney dated April 20, 1999

Exhibit (p)(3)      Trustees' Power of Attorney dated Jan. 14, 1999

Exhibit (p)(4)      Officers' Power of Attorney dated March 1, 1999